Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Revenue Growth of 7 Percent in Third-Quarter 2019

•	Terminix revenue increased 7 percent year-over-year, including 2 percent organically
•	Terminix Commercial achieves strong retention gains of over 300bps
•	Refinanced $600 million Term Loan on November 5, 2019, 75bps rate improvement
•	Full-year 2019 guidance adjusted for recent acquisitions and third-quarter performance
▪	Terminix organic revenue growth expected between 2.5 and 3 percent
▪	Revenue is expected to increase to between $2,070 and $2,085 million
▪	Adjusted EBITDA expected between $415 and $425 million

MEMPHIS, TENN. — November 5, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited third-quarter 2019 results.

For the quarter ended September 30, 2019, the Company reported a year-over-year revenue increase of seven percent to $528 million with net income of $25 million, or $0.19 per share. Adjusted EBITDA(1) for the quarter was $97 million, versus $95 million for the same period in 2018. Adjusted net income(2) was $42 million, or $0.31 per share, versus $32 million, or $0.24 per share, for the same period in 2018. Both Adjusted EBITDA and Adjusted net income, in the third quarter of 2018, include $11 million of costs historically allocated to American Home Shield.

“Although we had a challenging quarter, we continue to make progress on the execution of our long-term value creation strategy and remain confident in our ability to deliver sustainable profitable growth,” said ServiceMaster CEO Nik Varty. “We are improving our service levels across all of our businesses, which has resulted in continued stronger retention rates, net promoter scores, customer satisfaction and ultimately organic growth. Terminix Commercial showed strong retention gains in the quarter and added significant additional capabilities and talent with the recent acquisitions of Gregory Pest Solutions and McCloud Services. ServiceMaster Brands had a strong quarter and continues to create value for our franchise network through development of centers of excellence in healthcare cleaning and disinfections as well as commercial national accounts. While I am pleased with the progress we are making in all of these areas, our third quarter EBITDA performance is a reminder of how much more work we have to do.”

The Company’s ongoing focus in Terminix Residential is continuing the customer-first culture change that is underway with its front-line associates, paying them for their performance, increasing focus on recurring high-margin product lines and enhancing productivity through a disciplined operational cadence. Terminix Residential is improving consistency in its efforts towards operational excellence and ensuring that it delivers an unparalleled customer experience at every customer interaction.

The Company has taken strong actions in addressing two legacy risks, termite damage claims and fumigation services. Meaningful progress has been made to address the previously announced increase in termite damage claims, emerging from a specific species of termite. Those actions were initiated in early 2018 and include better technician training, better documentation, an improved pricing structure, a systematic retreatment process in the high-risk region and working more closely with our customers to proactively resolve problems.

Similar to most industry peers, the Company announced earlier this year that it would outsource its fumigation business to reduce its risk, while ensuring it could continue to provide this service for customers who need it. The initial execution of this transition was challenging, and the results did not meet expectations. The Company is implementing a plan to improve performance issues through better subcontractor management and renegotiating better pricing with its service providers to ensure that the business has attractive economics.

Consolidated Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
$ millions	2019	2018	B/(W)		2019	2018	B/(W)
Revenue	$528	$496	$32		$1,570	$1,443	$127
YoY growth			7%				9%
Gross Margin	223	218	5		701	668	33
% of revenue	42.3%	44.0%	(1.7)	pts	44.6%	46.3%	(1.6)	pts
SG&A	149	146	(4)		436	417	(19)
% of revenue	(28.3)%	(29.4)%	1.1	pts	(27.8)%	(28.9)%	1.1	pts
Income from Continuing Operations before Income Taxes	35	25	10		193	107	87
% of revenue	6.6%	5.0%	1.6	pts	12.3%	7.4%	4.9	pts
Net Income	25	71	(45)		154	207	(53)
% of revenue	4.8%	14.2%	(9.4)	pts	9.8%	14.3%	(4.5)	pts
Adjusted Net Income(2)	42	32	10		154	105	49
% of revenue	7.9%	6.5%	1.4	pts	9.8%	7.3%	2.5	pts
Adjusted EBITDA(1)	97	95	2		337	317	20
% of revenue	18.4%	19.2%	(0.8)	pts	21.5%	22.0%	(0.5)	pts
Net Cash Provided from Operating Activities from Continuing Operations	55	66	(11)		213	204	9
Free Cash Flow(3)	49	60	(11)		191	170	22

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate and Other Operations were as follows:

	Three Months Ended September 30,					Nine Months Ended September 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2019	B/(W) vs. PY	2019	B/(W) vs. PY		2019	B/(W) vs. PY	2019	B/(W) vs. PY
Terminix	$461	$26	$72	$(9)		$1,375	$116	$261	$(16)
YoY growth / % of revenue		6%	15.7%	(2.9)	pts		9%	19.0%	(3.1)	pts
ServiceMaster Brands	63	3	22	2		191	7	70	2
YoY growth / % of revenue		5%	35.4%	0.7	pts		4%	36.5%	(0.1)	pts
Corporate and Other Operations(3)	4	4	3	(2)		4	3	7	1
Costs historically allocated to American Home Shield	—	—	—	11		—	—	—	33
Total	$528	$32	$97	$2		$1,570	$127	$337	$20
YoY growth / % of revenue		7%	18.4%	(0.8)	pts		9%	21.5%	(0.5)	pts

Reconciliations of net income to Adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported seven percent year-over-year revenue growth in the third quarter of 2019, including two percent organic growth. Organic revenue growth of two percent in residential pest control was driven by pricing. Organic revenue growth of one percent in commercial pest control was driven by strong year-over-year gains in retention offsetting slower one-time and new unit sales. Organic revenue growth of two percent in termite and home services was driven by pricing realization in termite completions and new units in home services, more than offsetting a reduction in high-margin termite renewals driven partially by price increases in the market of Mobile, Ala., where activity of the Formosan termite, an aggressive invasive species, is concentrated. Acquisition revenue growth of five percent, primarily in the commercial pest service line, was principally driven by the January 2019 Assured Environments acquisition.

Terminix Adjusted EBITDA was $72 million for the third quarter, or a year-over-year decrease of 11 percent. Terminix invested $6 million in growth and had additional costs of $4 million in spin-related dis-synergies, $4 million from outsourcing fumigation services, and $2 million in termite damage claims. These costs were partially offset by $2 million from organic revenue conversion, as well as $4 million in Adjusted EBITDA contribution from acquisitions. The $2 million organic revenue conversion was impacted by lower termite renewal revenue and growth in product sales.

The $6 million increase in investments in growth contains $2 million from increased sales and marketing, $2 million from investments related to the Salesforce operating system implementation, as well as $2 million from investments to optimize our commercial pest business and to transform our operating model. The Company was also impacted by $4 million in spin-related dis-synergies. We also had a reduction of $4 million due to subpar execution during the outsourcing of fumigation completions.

ServiceMaster Brands

ServiceMaster Brands reported a $3 million, or five percent, year-over-year revenue increase in the third quarter of 2019. Growth in the quarter included seven percent growth in commercial cleaning national accounts as well as three percent growth in high-margin royalty revenue.

Adjusted EBITDA in the third quarter was up $2 million, or seven percent, year-over-year, primarily due to conversion of high-margin royalty revenue growth.

Corporate and Other Operations

Corporate and Other Operations includes our pest control operations in Europe, our financing subsidiary and our headquarters functions. Corporate and Other Operations contributed $3 million in Adjusted EBITDA in the three months ended September 30, 2019. Approximately $1 million was related to European pest control operations with the remaining primarily driven by continued favorability in claims results related to the Company’s workers’ compensation, auto and general liability program.

Other Matters

Termite Damage Claims

Our termite damage warranty is a differentiator that has enabled us to become the market leader of this product line. The Formosan termite activity driving higher claims expense remains largely concentrated in the Mobile, Alabama region, which represents less than two percent of termite revenue. We are taking decisive actions to mitigate increasing claims costs in this high-risk region. Actions include improving technician training, documentation and pricing, while implementing a systematic retreatment process in the high-risk region. These actions are expected to enable us to manage termite damage claims within our long-term margin profile.

Fumigation Services

In order to resolve potential legacy risks related to fumigation operations, the Company outsourced completion services to a third-party provider. This common industry arrangement allowed the Company to maintain its position with the customer as a full-service pest control provider.

In our attempt to rapidly address these risks, we experienced execution missteps which led to increased outsourcing costs limiting our ability to grow completions which impacted our bottom line. The Company implemented a corrective plan to improve performance through better subcontractor management and negotiation of better pricing with its service providers to ensure that the business has attractive economics.

Recent Acquisitions

On September 6, 2019, the Company closed on Nomor Holding AB based in Stockholm, Sweden. Nomor represents the Company’s entrance into the fast growing and second largest pest control market in the world. Nomor will continue to operate under the Nomor and Pelias brand names in Sweden and Norway, respectively, and will focus on organic growth opportunities in the Scandinavian region as well as acquisition opportunities throughout the remaining European markets. The operations of Nomor will be reported in Corporate and Other Operations and Nomor management will report directly to Dion Persson, SVP, Strategy and International Operations.

On October 7, 2019, the Company closed on McCloud Services based in Elgin, Illinois. This fourth-generation pest control company founded in 1904, and one of the largest Copesan partners, is an industry leader in the growing food service vertical of commercial pest control and provides additional capabilities to its commercial pest management business.

On October 10, 2019, the Company closed on another Copesan partner, Gregory Pest Solutions, based in Greenville, South Carolina. Founded in 1972 by Phil and Sara Gregory, and growing to span 11 states across the Southeast, the Company adds additional capabilities in multi-family housing. Both of these acquisitions will report to Greg Rutherford, President of Terminix Commercial.

Refinancing

On November 5, 2019, the Company will close on an amended $600 million Term Loan B due 2026, as well as a $400 million revolving credit agreement due 2024. The proceeds of the transaction will be used to repay approximately $171 million of debt outstanding under its previous Term Loan B due 2023, $120 million outstanding under its previous revolving credit agreement due 2021, as well as $150 million from a recent short-term borrowing entered on October 4, 2019. Net of transaction costs, the Company expects to add approximately $146 million in cash to its balance sheet for general corporate uses.

The amended term loan facility maturing 2026 priced at 99.875% of the principal amount and bears interest at a fluctuating rate of LIBOR plus 1.75% per annum with a 0% LIBOR floor. Concurrently with the refinancing, the Company intends to enter into a $550 million seven-year interest rate swap locking in a fixed rate.

Giving effect to these transactions, the Company will have a net debt to Adjusted EBITDA ratio of approximately 3.5x.

Free Cash Flow

Free cash flow was $191 million for the nine months ended September 30, 2019, compared to $170 million for the nine months ended September 30, 2018. The $22 million improvement was driven primarily by lower property additions compared to prior year and a decrease in cash interest as a result of debt reductions in 2019. For the nine months ended September 30, 2019, free cash flow to Adjusted EBITDA conversion remained strong at 57 percent.

Full-Year 2019 Outlook

The Company has increased full-year 2019 revenue guidance to range from $2,070 million to $2,085 million, or an increase of approximately 10 percent compared to 2018. Organic revenue growth at Terminix is expected to range from 2.5 to 3 percent. The increase to revenue guidance is driven primarily by the recently announced acquisitions. Acquisition revenue for the full year 2019 is expected to be approximately $130 million. ServiceMaster Brands will continue to focus on driving growth in commercial cleaning national accounts and is expected to increase revenue in the mid-single digits.

Full-year 2019 Adjusted EBITDA guidance is now expected between $415 million and $425 million. The movement in Adjusted EBITDA guidance includes an approximately $5 million increase from acquisitions, $10 million reduction from the impact of termite damage claims which can be difficult to forecast due to timing unpredictability, $5 million reduction from additional investments in growth and $10 million from lower revenue in termite renewals, principally in the Mobile, Alabama region, and the impact of outsourcing our fumigation services.

Going forward, we are confident we can improve our fumigation operations. Although the timing of termite damage claims expense is difficult to forecast in the short-term, we believe our strong actions will allow us to manage termite damage claims within our long-term margin profile.

A reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Third-Quarter 2019 Earnings Conference Call

The Company will hold a conference call to discuss its third-quarter 2019 financial and operating results at 8 a.m. central time (9 a.m. Eastern time) on Tuesday, November 5, 2019.

Participants may join this conference call by dialing 888.225.8168 (or international participants, +1.303.223.4362). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s investor relations home page.

The call will be available for replay until December 5, 2019. To access the replay of this call, please call 800.633.8284 and enter reservation number 21931830 (international participants: +1.402.977.9140, reservation number 21931830). Or you can review the webcast on the Company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The Company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest control), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The Company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the Company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2019 revenue, organic revenue growth, Adjusted EBITDA and incremental margin outlook and projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-

looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted net income, adjusted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: (gain) loss from discontinued operations, net of income taxes; provision for income taxes; interest expense; depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; loss on extinguishment of debt; and realized (gain) on investment in frontdoor, inc. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring and other charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The Company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate and Other Operations includes our pest control operations in Europe, our financing subsidiary and the unallocated expenses of our headquarters functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$528	$496	$1,570	$1,443
Cost of services rendered and products sold	305	278	869	776
Selling and administrative expenses	149	146	436	417
Amortization expense	7	6	19	14
Acquisition-related costs	8	1	12	2
Fumigation related matters	—	1	—	1
Restructuring and other charges	5	1	15	13
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
Interest expense	19	33	64	107
Interest and net investment income	(1)	(3)	(5)	(4)
Loss on extinguishment of debt	—	10	6	10
Income from Continuing Operations before Income Taxes	35	25	193	107
Provision for income taxes	9	7	39	32
Income from Continuing Operations	26	18	155	74
Gain (loss) from discontinued operations, net of income taxes	—	53	(1)	133
Net Income	$25	$71	$154	$207
Total Comprehensive Income	$18	$74	$141	$224
Weighted-average common shares outstanding - Basic	135.8	135.6	135.9	135.4
Weighted-average common shares outstanding - Diluted	136.5	136.0	136.5	135.8
Basic Earnings Per Share:
Income from Continuing Operations	$0.19	$0.13	$1.14	$0.55
Gain (loss) from discontinued operations, net of income taxes	—	0.39	—	0.98
Net Income	0.19	0.52	1.13	1.53
Diluted Earnings Per Share:
Income from Continuing Operations	$0.19	$0.13	$1.13	$0.55
Gain (loss) from discontinued operations, net of income taxes	—	0.39	—	0.98
Net Income	0.19	0.52	1.13	1.52

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	September 30,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$140	$224
Investment in frontdoor, inc.	—	445
Receivables, less allowances of $24 and $21, respectively	214	186
Inventories	45	45
Prepaid expenses and other assets	72	61
Total Current Assets	470	962
Other Assets:
Property and equipment, net	208	201
Operating lease right-of-use assets	98	—
Goodwill	2,206	1,956
Intangible assets, primarily trade names, service marks and trademarks, net	1,718	1,588
Restricted cash	89	89
Notes receivable	47	43
Long-term marketable securities	19	21
Deferred customer acquisition costs	103	77
Other assets	60	87
Total Assets	$5,017	$5,023
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$129	$89
Accrued liabilities:
Payroll and related expenses	61	60
Self-insured claims and related expenses	48	58
Accrued interest payable	21	14
Other	72	61
Deferred revenue	99	95
Current portion of lease liability	18	—
Current portion of long-term debt	56	49
Total Current Liabilities	505	425
Long-Term Debt	1,398	1,727
Other Long-Term Liabilities:
Deferred taxes	507	484
Other long-term obligations, primarily self-insured claims	158	182
Long-term lease liability	113	—
Total Other Long-Term Liabilities	778	666
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,841,177 shares issued and 135,705,232 outstanding at September 30, 2019 and 147,209,928 shares issued and 135,687,558 outstanding at December 31, 2018)	2	2
Additional paid-in capital	2,330	2,309
Retained Earnings	313	156
Accumulated other comprehensive (loss) income	(8)	5
Less common stock held in treasury, at cost (12,135,945 shares at September 30, 2019 and 11,552,370 shares at December 31, 2018)	(300)	(267)
Total Stockholders' Equity	2,337	2,204
Total Liabilities and Stockholders' Equity	$5,017	$5,023

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2019	2018
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$313	$563
Cash Flows from Operating Activities from Continuing Operations:
Net Income	154	207
Adjustments to reconcile net income to net cash provided from operating activities:
Loss (gain) from discontinued operations, net of income taxes	1	(133)
Depreciation expense	56	54
Amortization expense	19	14
Amortization of debt issuance costs	2	4
Amortization of lease right-of-use assets	14	—
Fumigation related matters	—	1
Payments on fumigation related matters	(2)	(1)
Realized (gain) on investment in frontdoor, inc.	(40)	—
Loss on extinguishment of debt	6	10
Deferred income tax provision	12	21
Stock-based compensation expense	12	10
Gain on sale of marketable securities	(1)	(1)
Restructuring and other charges	15	13
Payments for restructuring and other charges	(15)	(11)
Other	(25)	(9)
Change in working capital, net of acquisitions:
Receivables	(14)	(6)
Inventories and other current assets	(11)	(6)
Accounts payable	21	13
Deferred revenue	1	2
Accrued liabilities	(3)	3
Accrued interest payable	7	4
Current income taxes	3	16
Net Cash Provided from Operating Activities from Continuing Operations	213	204
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(22)	(42)
Government grant fundings for property additions	—	7
Sale of equipment and other assets	1	1
Business acquisitions, net of cash acquired	(345)	(160)
Sales and maturities of available-for-sale securities	3	—
Origination of notes receivable	(84)	(79)
Collections on notes receivable	95	74
Other investments	—	1
Net Cash Used for Investing Activities from Continuing Operations	(352)	(197)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	720	1,000
Payments of debt	(640)	(1,102)
Repurchase of common stock	(33)	—
Issuance of common stock	10	6
Net Cash Provided from (Used for) Financing Activities from Continuing Operations	56	(96)
Cash Flows from Discontinued Operations:
Cash (used for) provided from operating activities	(2)	160
Cash used for investing activities	—	(1)
Cash used for financing activities	—	(24)
Net Cash (Used for) Provided from Discontinued Operations	(2)	136
Cash (Decrease) Increase During the Period	(85)	47
Cash and Cash Equivalents and Restricted Cash at End of Period	$228	$610

The following table presents reconciliations of net income to Adjusted net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Net Income	$25	$71	$154	$207
Amortization expense	7	6	19	14
Acquisition-related costs	8	1	12	2
Fumigation related matters	—	1	—	1
Restructuring and other charges	5	1	15	13
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(53)	1	(133)
Loss on extinguishment of debt	—	10	6	10
Tax impact of adjustments	(5)	(3)	(12)	(9)
Adjusted Net Income	$42	$32	$154	$105
Weighted-average diluted common shares outstanding	136.5	136.0	136.5	135.8
Adjusted earnings per share	$0.31	$0.24	$1.13	$0.77

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Net Cash Provided from Operating Activities from Continuing Operations	$55	$66	$213	$204
Property additions and Government grant fundings for property additions	(7)	(7)	(22)	(35)
Free Cash Flow	$49	$60	$191	$170

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2019	2018	2019	2018
Net income	$25	$71	$154	$207
Depreciation and amortization expense	26	24	74	68
Acquisition-related costs	8	1	12	2
Fumigation related matters	—	1	—	1
Non-cash stock-based compensation expense	3	2	12	10
Restructuring and other charges	5	1	15	13
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(53)	1	(133)
Provision for income taxes	9	7	39	32
Loss on extinguishment of debt	—	10	6	10
Interest expense	19	33	64	107
Adjusted EBITDA	$97	$95	$337	$317

Terminix	$72	$81	$261	$277
ServiceMaster Brands	22	21	70	67
Corporate and Other Operations	3	4	7	6
Costs historically allocated to American Home Shield	—	(11)	—	(33)
Adjusted EBITDA	$97	$95	$337	$317

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	September 30,

(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$189	$178	$11	6%	$7	4%	$4	2%
Commercial Pest Control	105	93	12	13%	11	12%	1	1%
Termite and Home Services	133	129	4	3%	2	1%	2	2%
Other	24	22	2	8%	—	—%	2	8%
	$450	$421	$29	7%	$20	5%	$9	2%
Fumigation	11	14	(3)	(22)%	—	—%	(3)	(22)%
Total revenue	$461	$436	$26	6%	$20	5%	$6	1%

ServiceMaster Brands Segment

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	September 30,		Revenue	Revenue
(In millions)	2019	2018	2019	2018
Royalty Fees	$32	$31	51%	52%
Commercial Cleaning and other National Accounts	18	17	28	28
Sales of Products	3	4	5	7
Other	10	8	16	14
Total revenue	$63	$60	100%	100%